Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE IT IS

BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER

IDENTIFIED BY THE MARK “[***]”.

AMENDMENT NO. 1 TO THE DEVELOPMENT AND LICENSE AGREEMENT

This Amendment No. 1 to the Development and License Agreement (this “Amendment”) is effective this 25th day of February 2019 (the “Amendment Effective Date”) by and between Pfenex Inc., a Delaware corporation (“Pfenex”), and Alvogen Malta Operations Ltd., a Maltese corporation (“Alvogen”). Pfenex and Alvogen are sometimes collectively referred to herein as the “Parties” and separately as a “Party.”

WHEREAS, pursuant to that certain Development and License Agreement made as of June 11, 2018 by and between the Parties (the “D&L Agreement”), Pfenex granted to Alvogen an exclusive right to develop, manufacture and Commercialize Product in the Territory (each as defined in the D&L Agreement); and

WHEREAS, the Parties now desire to amend the D&L Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and stipulations set forth herein, the receipt and legal sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Amendment, initially capitalized terms used herein shall have the meanings given to them in the D&L Agreement.

ARTICLE II

AMENDMENTS TO THE D&L AGREEMENT

2.1     Competing Product. The definition of “Competing Product” in Article I of the D&L Agreement is hereby deleted in its entirety and replaced with the following:

““Competing Product” means, on a country-by-country basis in the Territory, (a) the Reference Product, (b) a therapeutic product other than the Product that contains the active pharmaceutical ingredient of the Reference Product (including the Drug Substance or a modified or derivative version thereof) as its sole active pharmaceutical ingredient or (c) any revised formulation, strength, presentation or delivery method of any product described in (a) or (b), where the Regulatory Materials with respect thereto reference or would be required to reference the Reference Product, in the case of (c), to the extent such product is labeled for use for the same indication as the Reference Product as of the Effective Date. For clarity, Competing Product excludes any therapeutic product incorporating PTH 1-34 intended for the treatment, prophylaxis or management of any condition resulting from [***] (as shown by course of development or labeling), provided that the NDA for such therapeutic product does not reference the NDA for the Product, but for clarity, such therapeutic product shall not be deemed a Product provided that the NDA for such therapeutic product (“TP NDA”) does not reference the NDA for the Product, except that Pfenex may reference the NDA for the Product in its TP NDA to the extent needed to use cell banks, production processes or supporting analytical methods that were conceived, generated or reduced to practice in the course of developing the Product.”

2.2     Product. The definition of “Product” in Article I of the D&L Agreement is hereby deleted in its entirety and replaced with the following:

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

““Product” means, on a country-by-country basis in the Territory (a) pharmaceutical product consisting of the Drug Substance as the sole active pharmaceutical ingredient which refers to the Reference Product and (b) when referring to a manufactured product, such product on final packaged form and meeting the specifications therefor. For clarity, Product excludes any therapeutic product incorporating PTH 1-34 intended for the treatment, prophylaxis or management of any condition resulting from [***] (as shown by course of development or labeling), provided that the NDA for such therapeutic product does not reference the NDA for the Product, but for clarity, such therapeutic product shall not be deemed a Product provided that the TP NDA does not reference the NDA for the Product, except that Pfenex may reference the NDA for the Product in its TP NDA to the extent needed to use cell banks, production processes or supporting analytical methods that were conceived, generated or reduced to practice in the course of developing the Product.”

2.3     Regulatory Responsibilities. Section 3.4(a) of the D&L Agreement is hereby deleted in its entirety and replaced with the following:

“(a) It is understood that Alvogen has substantial experience and knowledge with filing NDAs pursuant to Section 505(b)(2) and Pfenex has substantial experience and knowledge with the Product. Therefore, the Parties agree as follows:

(i) Within ten (10) days of the Amendment Effective Date, the Executive Steering Committee shall form a Working Committee to consult with the Parties and oversee the filing or submission of Regulatory Materials to the FDA with respect to the Product, including the NDA for Product. Such Working Committee will be comprised of three (3) employees of Alvogen (or its Affiliate) appointed by Alvogen and three (3) employees of Pfenex appointed by Pfenex. Each Party shall appoint one (1) employee to serve as the co-chair of the Working Committee. The Working Committee shall make all decisions by consensus pursuant to the terms set forth in Section 7.4(a). If the Working Committee is unable to reach a decision as to any matter within its authority after a period of ten (10) Business Days, then the matter may be escalated to either Party’s Chief Executive Officer as set forth in Section 7.4(b);

(ii) Subject to Section 3.4(a)(i), (A) prior to the Transfer Notice, Pfenex shall have the sole right to control filing or submission of Regulatory Materials to the FDA with respect to the Product including the NDA for Product, subject to Section 3.1, and shall be responsible for managing all communications and interactions with the FDA with respect to Product in the Territory and (B) from and after the Transfer Notice, Alvogen shall have the sole right to control filing or submission of Regulatory Materials with the FDA with respect to Product including the NDA Approval for Product, subject to Section 3.2, and shall be responsible for managing all communications and interactions with the FDA with respect to Product in the Territory; and

(iii) In either case of Section 3.4(a)(ii)(A) or Section 3.4(a)(ii)(B), and subject to Section 3.4(a)(i), the following provisions shall apply. Prior to the filing of any Regulatory Materials (including the NDA) for Product with the FDA, the filing Party (the “Filing Party”) shall provide a copy thereof to the other Party (through the Executive Steering Committee, the “Reviewing Party”) for its review and comment. The Reviewing Party shall have fifteen (15) Business Days from the date it receives a copy of any Regulatory Materials with respect to the Product to provide the Filing Party with comments regarding such Regulatory Materials, unless the FDA or Applicable Law requires that such Regulatory Material(s) be filed on a timeline that does not reasonably permit such advanced notice, in which case the Reviewing Party shall

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

have as much time as is reasonably practicable to provide the Filing Party with comments. The Filing Party shall consider such comments in good faith. The Filing Party shall, to the extent permitted by Applicable Law, provide the co-chairs of the Working Committee described in Section 3.4(a)(i) with (A) reasonable advanced notice (and in no event less than fifteen (15) Business Days’ advance notice whenever feasible) of substantive meetings with any Regulatory Agency in the Territory that are either scheduled with or initiated by or on behalf of the Filing Party or its Affiliates, (B) an opportunity to have a reasonable number (but at least two (2)) representatives participate in meetings with the FDA with respect to Product, and in any case keep the Reviewing Party informed as to material interactions with the FDA with respect to Product, and (C) a copy of any material documents, information and correspondence submitted to or received from the FDA with respect to Product promptly, but in any event, no more than twenty-four (24) hours from receipt of such document, information or correspondence. Without limiting Section 3.4(a)(iii)(B), if Pfenex is the Filing Party, Pfenex shall meet with the FDA with respect to the Product only if either (A) Alvogen is present at such meeting, either in person or by telephone or (B) Alvogen is not present at such meeting through no fault of Pfenex. ”

2.4	Product Contractors Costs.

(a) Section 4.2(b) of the D&L Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Within thirty (30) days of the Amendment Effective Date, Alvogen shall provide written notice to Pfenex as to whether it has decided with respect to the period between January 1, 2019 and ending December 31, 2019 to either: (i) reimburse Pfenex for its reasonable, out-of-pocket expenses approved in advance in writing by Alvogen (which approval will not be unreasonably withheld, conditioned or delayed) for Third Party consultant/contractors engaged by Pfenex with respect to regulatory affairs, quality, manufacturing and supply chain for the Product (the “Product Contractors”) as provided in Section 4.2(c); or (ii) provide, at Alvogen’s cost, internal or external experts (reasonably acceptable to Pfenex) to provide the support equivalent to Product Contractors, in which case Alvogen shall specify in writing each expert they will provide and which Product Contractor each such expert is replacing.

(b) Section 4.2(c) is hereby added to the D&L Agreement as follows:

“(c) Alvogen shall pay Pfenex for its reasonable, out-of-pocket expenses for Product Contractors (i) $[***] Dollars for the period beginning June 1, 2018 and ending December 31, 2018 within thirty (30) days of the Amendment Effective Date and (ii) and up to a maximum of $[***] Dollars for the period beginning January 1, 2019 and ending December 31, 2019 in equal quarterly installments on March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019 (which may be offset by any mutually agreed amounts for Alvogen’s provision of experts in lieu of Pfenex’s provision of Product Contractors, as described in Section 4.2(b)(ii)). For clarity, any reasonable, pre-approved, out-of-pocket expenses incurred by Pfenex for Product Contractors in excess of the above amounts shall be subject to reimbursement in accordance with Section 4.2(b)(i).”

2.5	Manufacturing Cooperation. Section 5.2(a) is hereby deleted in its entirety and replaced with the following:

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Alvogen shall lead the completion of the activities described in Exhibit 5.2 (“COGs Reduction Plan”). Pfenex shall provide FTE’s for technical support of the activities detailed in the COGS Reduction Plan at its cost. Alvogen and Pfenex shall each be responsible for 50% of capital expenditures for production equipment required at any of the Third Party Suppliers for the production of Product. The Parties shall use Diligent Efforts to complete the activities under the COGs Reduction Plan on or before June 30, 2020. Alvogen shall use Diligent Efforts to negotiate pricing discounts from Third Party Suppliers. If after June 30, 2020 the average COGs for Product for any Annual Period exceeds the Maximum COGs /unit (the “Excess Amount”), then Pfenex shall bear fifty (50%) percent of such Excess Amount, as a reduction to its profit share under Section 4.5, and Alvogen shall have the right to offset fifty (50%) percent of the Excess Amount against any amounts that are payable by Alvogen to Pfenex under Section 4.5. For purposes of the foregoing, “Maximum COGs” means $[***] subject to annual adjustment for each Annual Period after 2018 based on the percentage increase or decrease in the most recent calendar year Producer Price Index, Industry: Pharmaceutical Preparations, Series ID: PCU325412325412, as published by the U.S. Department of Labor, Bureau of Labor Statistics.”

2.6	Supply. Section 5.2(c) is hereby added to the D&L Agreement as follows:

“(c) Notwithstanding Section 5.2(b), Alvogen shall supply Products as required by (i) any Affiliate of Alvogen that has entered into an agreement with Pfenex to develop, manufacture and/or commercialize Products outside the Territory, including, without limitation, Alvogen Malta (Out-licensing) Ltd., and such Affiliate’s respective commercialization partners and/or sublicensees at Alvogen’s Manufacturing Cost and (ii) on or after [***], Pfenex and its respective commercialization partner and/or sublicensee for Mainland China, Hong Kong, Singapore, Malaysia and Thailand at Alvogen’s Manufacturing Cost plus [***] ([***]%) percent. Without limiting the foregoing, at the request of either Party, the Parties shall negotiate and enter into a separate agreement on industry standard terms and conditions specifying the logistics of such supply. Alvogen shall be responsible for processing purchase orders and facilitating delivery and shall not be responsible for forecasting for such partners and/or sublicensees and shall not be required to take on additional resources to provide such supply services.”

ARTICLE III

GENERAL

3.1     No Other Modifications. Except as specifically set forth in this Amendment, the terms and conditions of the D&L Agreement shall remain in full force and effect. No waiver, alteration or modification of any of the provisions of this Amendment shall be binding unless made in writing and signed by the Parties by their respective officers thereunto duly authorized. The waiver by either Party of a breach or a default of any provision of this Amendment by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

3.2     Miscellaneous. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment, once executed by a Party may be delivered via electronic means of transmission and shall have the same force and effect as if it were executed and delivered by the Parties in the presence of one another. This

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Amendment shall be governed by and construed in accordance with the laws of the State of New York, United States without regard to its conflicts of laws principles.

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[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the Amendment Effective Date by their duly authorized representatives.

PFENEX INC.

By:	/s/ Eef Schimmelpennink

Name:	Eef Schimmelpennink

Title:	CEO

Date:	2/25/19

ALVOGEN MALTA OPERATIONS LTD.

By:	/s/ Faysal Kalmoua

Name:	Faysal Kalmoua

Title:	EVP Portfolio

Date:	2/26/19

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.